Exhibit 10.9
[Avon Letterhead]

12 June 2017

Private and Confidential

Miguel Fernandez

Dear Miguel,

It is with great pleasure that I am able to offer you on behalf of Avon Cosmetics Limited ("the Company"), a wholly-owned subsidiary of Avon Products, Inc. ("Avon") the permanent position of Global President of Avon. The Company is part of the Avon group of companies (“the Avon Group”). You will report to Sheri McCoy, Chief Executive Officer of Avon, and your expected commencement date will be on or about 14 August, 2017. This offer is subject to successful receipt of a UK Visa.

The terms and conditions of your employment are set forth herein and in your contract of employment, attached hereto and incorporated in all respects.

Your annual base salary will be £530,000 payable in accordance with the Company's remuneration practices described in your contract of employment. Although this salary is quoted on an annual basis, it does not imply a specific period of employment.

You will be eligible to participate in the annual incentive program available to similarly situated Executive Vice President-level Associates. Your annual target award in 2017 will be 80% of your earned eligible base salary, provided that your employment commences on or before 1 October, 2017. Annual awards are contingent on relevant individual and business performance goals being achieved and the terms and conditions of the applicable annual incentive program. Annual incentive program payments, if any, are generally made early in the year following the performance period. For the 2017 year, the value of your annual incentive award shall be reduced pro-rata based on your employment commencement date (subject to applicable performance measures being achieved). Please note that if your employment commences after 1 October, 2017 for any reason, you will not be eligible for a 2017 annual incentive program award.

You will be eligible to participate in the long-term incentive program (“LTIP”) available to similarly situated Executive Vice President-level Associates. Your first such regular LTIP award is expected to be granted on your start date, with an expected recommended target value of 260% of your eligible, annual base salary, subject to approval of the Compensation and Management Development Committee of Avon’s Board of Directors.  This assumes your employment commences no later than October 1, 2017. Should your start date be after October 1, 2017, then you will not be eligible to receive a 2017 LTIP award and then your first award would be the regular 2018 award, planned to be granted in March, pursuant to the terms and conditions of the 2018 LTIP program available for similarly situated associates.

Subsequent LTIP awards, if any, generally will be granted in March of each year, in the same form and subject to the same terms and conditions as LTIP awards for similarly situated Executive Vice President-level Associates. Long-term incentive awards for your level are currently delivered 1/3 in time-based Restricted Stock Units (RSUs), 1/3 in performance RSUs (PRSUs) and 1/3 in premium-priced Stock Options.  Avon reviews the annual and long-term incentive programs from time to time and reserves the right to change the applicable award mix and the design of the programs at its discretion.

The Company believes strongly in a culture of ethics and compliance and you will be covered by and must comply with Avon's Code of Conduct and other policies. In particular, the Company expects all staff to respect the privacy of other individuals and protection of their personal data. This offer is subject to you agreeing and signing up to our data privacy terms, which are set out separately.

As a senior executive of Avon, you will also need to adhere to stock ownership guidelines, which encourage executive share ownership and align executive interests with those of shareholders. You will have an ownership target equal in value to three times base salary and will be expected to hold 50% of net shares acquired upon vesting of equity awards until this target has been satisfied. Additionally, you will be covered by Avon's Compensation Recoupment Policy and Avon’s Change in Control Policy.

You represent and agree that your acceptance and execution of this offer does not conflict with or violate any of the terms, conditions or provisions of any existing contractual relations to which you are bound, and does not conflict with any duties owed or owing to your current employer.

Your employment is contingent upon you passing a satisfactory background investigation, reference checks and compliance with immigration law. As you may be aware, government regulations requires that the Company verify the employment authorisation status of all new employees.

Once you sign your new contract we will send you some additional forms to complete:

•	Pension entitlement and enrollment

•	Bank details

•	Avon’s data privacy agreement

•	When you join Avon you will be required to access our HR system and update both your contact information and personal information.

•	You will also be required to bring a copy of your right to work documents on your first day at Avon

Please contact Gina Fitzsimons if you have any queries.

In the meantime we look forward to you joining the Company.

Yours sincerely,

/s/ Susan Ormiston
___________________
Susan Ormiston
Senior Vice President, Human Resources and Chief Human Resources Officer

cc: Gina Fitzsimons, Group Vice President, Human Resources, Global Compensation & Benefits & Global Functions,

Accepted and Agreed to:

/s/ Miguel Fernandez                            13/6/17
____________________________                    ________________________
Miguel Fernandez                            Date

[Avon Letterhead]

Contract of Employment

This statement contains the main terms and conditions of your employment with Avon Cosmetics Limited (“The Company”), for the position of Global President of Avon.

Please ensure you read and understand this document. If you have any queries relating to your employment please contact the Human Resources Department.

Surname:	Fernandez
Forename:	Miguel
Address of Employee:	TBC
Post code:	TBC
Job Title:	Global President
Reporting to:	Chief Executive Officer
Grade:	E02 (Executive Vice President)
Effective Date: Continuity of Employment: Salary:	14 August 2017 (subject to successful receipt of a UK Visa) No previous service counts towards your continuity of employment. £530,000 per annum
Annual Incentive Programme:
As stated in your offer letter, you are eligible for the annual incentive programme available to similarly situated Executive Vice President-level associates, with a target level of 80% of earned eligible base salary. The actual amount of bonus awarded is contingent on relevant individual and business performance goals being achieved and the terms and conditions of the applicable annual incentive program. The payment of bonus and the rules of the scheme are at Avon’s discretion and are subject to change. Details of the bonus scheme will be supplied annually.

One off bonus payments:
The Company recognises that by joining the Company, you will forfeit a significant amount of long-term incentive value in your current role and so the Company will pay a one-time ‘sign on’ cash bonus in the sum equivalent to USD 1,400,000.

Furthermore, the Company recognises that you have forfeited your 2017 annual bonus with your current employer and so the Company agrees to pay an additional one-off cash bonus payment in the sum the amount equivalent to USD 104,000.

The above payments will be converted to GBP and made to you (less all relevant tax and other normal deductions) in March 2018. These payments will be made provided that you are still actively employed with the Company on the date of payment. Please note that “actively employed” means that you are still employed by the Company (or one of the companies within the Avon group) and are not working out your notice or on garden leave.

If you resign from your employment with the Company for any reason or your employment is terminated for cause (as defined below) within 12 months of your employment commencement date, then you agree to repay both of the bonuses described in this section in full. The Company reserves the right to deduct any amount owed from your salary or other payments made under this agreement.

Long Term Incentive Plan:
As stated in your offer letter, you are eligible to participate in the long-term incentive plan available for similarly situated associates at your level. Further details of the scheme are available on request. Please note the terms of the scheme are subject to change.

Working hours:
Weekly hours: 37.5 plus such additional hours as are necessary for the proper performance of your duties. You acknowledge that you shall not receive further remuneration in respect of such additional hours.

Location:	You will be based at Avon’s corporate headquarters in Chiswick. You may be required to work at other Avon sites from time to time.
Remuneration:
Method of Payment
You will be paid monthly in arrears by or on the last working day of each month by direct credit transfer to your bank or building society account.

Basic Pay Review
Your basic pay will be reviewed annually based on performance.

Deductions
The Company reserves the right to make deductions from your pay in the event of any monies owing to the Company but attributable to you.

Normal Working Pattern:	The Company operates in accordance with the Working Time Regulations 1998. If you require further information please refer to the Company Working Hours Policy held electronically on the HR website.
Flexibility:
Avon will expect you to perform all reasonable tasks assigned to you during the course of your employment which it believes you are competent to perform; you will be required to be flexible in your job responsibilities and to react to the needs of the business. This means that you may be required to:
1. vary your working hours
2. to travel on the Company's business (both within the United Kingdom or abroad) as may be required for the proper performance of your duties under the appointment
3. carry out duties which may be outside the scope of your normal responsibilities but which you are competent to perform.

The Company will give reasonable notice for any changes with regard to occasional travel that might affect you and will always strive at a very minimum to provide 48 hours’ notice. During your employment, you will not be required to work outside the United Kingdom for any continuous period of more than one month.

Private Medical Insurance:
You will be eligible for private medical cover for yourself and up to family cover, depending on your personal circumstances

If you wish to join the scheme you can do so by using our Flexible Benefits system, UP2U. You will receive confirmation of the website and access details shortly after joining the Company.
Further changes to your PMI subscription can only be made once a year when the UP2U ‘window’ is opened to all eligible employees or if a ‘lifestyle event’ (marriage/divorce/birth of child) occurs.
Please note PMI is a benefit which is taxable at source.

Life Assurance:	4 times annual salary is paid on death in service (subject to a cap of £1.8 Million).
Company Sick Pay:
The Company operates a Company Sick Pay Scheme for the benefit of its employees which is in addition to Statutory Sick Pay entitlement. All payments made under this company scheme are at the sole discretion of the Company. Please refer to the Company Sickness Absence Policy which outlines the circumstances in which Company sick pay may be withheld.

Service with Avon Entitlement 0-1 year 4 weeks 1-2 years 8 weeks 2-5 years 16 weeks 5+ years 26 weeks
Pension Scheme:	Avon operates an employee contributory pension scheme which is open to all permanent and fixed term employees. Under current Auto Enrolment legislation Avon is required to automatically enroll employees who meet certain criteria into a qualifying scheme. Full details of the current Avon Pension Scheme, the enrolment criteria and how Auto Enrolment is applied can be found in the enclosed pension documents.
For tax purposes, the Pension Input Period in the Avon Cosmetics Pension Plan ends on 31st March each year.

Company Car:
You are eligible for a Company Car at the benchmark
level for your grade or an annual cash equivalent of
£15,252, subject to normal deductions.
You will be provided separately with a copy of the Company Car policy.

Further details can be obtained from the Car Fleet department on [-].

Holiday Entitlement:
The Company’s holiday year runs from 1 January to 31 December. You are entitled to 28 days holiday per year plus 8 public holidays.
An employee will accrue holiday from the day their employment with Avon starts.
At the conclusion of your employment, you will be paid for any accrued but untaken holiday.
Holiday entitlement on termination will be calculated according to the percentage of the year worked i.e. as the number of days worked divided by 365 (366 for a leap year).
Should you have taken in excess of your accrued entitlement the company may deduct the cash equivalent from your final salary.
At the Company’s discretion you may be required to reserve several days of your holiday entitlement. You will be notified of any such requirement in advance on an annual basis.

Flexible Benefits:
The Company operates a self-service electronic flexible benefits scheme called UP2U. Shortly after joining the Company you will be sent details of Avon’s UP2U scheme which will allow you to opt into the Private Medical Scheme and to purchase childcare vouchers at that time.
Following this there are annual enrolments for the flexible benefits scheme. Enrolment details will be sent to you at this time.

Notice Period:
In the event of involuntary termination (other than for cause) the Company agrees to pay you the equivalent of 24 months’ base salary and support the repatriation of your family to Mexico, on the basis that you enter into an appropriate settlement agreement with the Company which shall include for example a general release of claims, non-competition and non-solicitation provisions and other covenants.

In all other circumstances, you are entitled to receive and are obliged to give 6 months’ notice to terminate your employment.

The Company reserves the right to pay salary in lieu of notice.  Alternatively the Company reserves the right to terminate your employment without notice or salary in lieu of notice in accordance with the Disciplinary Procedure.

Should you wish to resign from the Company, a letter of your intended resignation should be sent to the Company. The Company requires you to work your notice period unless otherwise mutually agreed.  If you fail to give notice to the Company or give the incorrect notice, the Company shall be entitled to withhold a sum from any monies due to you equivalent to the value of the salary you would have been entitled to during the un-worked notice period.

 For the purposes of this clause, a termination “for cause” shall mean a termination by the Company because of your (a) continued failure to perform substantially your duties; (b) your wilful failure to perform substantially your duties or other wilful conduct that is materially detrimental to the Company; (c) your personal dishonesty in the performance of your duties; (d) your breach of fiduciary duty involving personal profit; (e) your commission or conviction of a felony or misdemeanour or pleading guilty to a felony or misdemeanour; (f) your wilful or significant violation of any Avon rule or procedure, including without limitation, absenteeism, violation of safety rules or insubordination; or (g) violation of the Code of Conduct. All determinations of whether any of the events above have occurred and/or whether cause shall have occurred will be determined by the Company in its sole discretion.

Garden Leave: Company Equipment:

The Company reserves the right to require you not to
 attend your place of work for all or part of your notice
 period, in its absolute discretion. This period is referred to as “Garden Leave”. During Garden Leave:
(a) the Company shall be under no obligation to provide any work to you and may revoke any powers you hold on behalf of the Company (or any group company);
(b) the Company may require you to carry out alternative duties or to only perform such specific duties as are expressly assigned to you, at such location (including your home) as the Company may decide;
(c) you will be continue to receive your basic salary and normal contractual benefits in the usual way and subject to the terms of any benefit arrangement;
(d) you shall remain an employee of the Company and bound by the terms of this agreement (including any implied duties of good faith and fidelity); and
(e) the Company may exclude you from any premises of the Company (or any group company).

 Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave.

If you are allocated any Company equipment and your employment is terminated for whatever reason, unless otherwise agreed in writing, you must immediately return all company equipment in good working order as received by you.

Deductions may be made from any final payments for any associated loss or damage.
Code of Conduct:	Some examples are outlined below, however this is not exhaustive and you should refer to the Code of Conduct on the Avon Global Website for further guidance.
Code of Conduct - Gifts:

The exchange of gifts is often used as a way to enhance business relationships, and within the guidelines stated in Avon’s Code of Conduct and Ethics, this is an acceptable practice. Avon permits gifts only of “nominal value,” such as meals, fruit baskets, and bottles of wine, flowers, chocolates/candies, tickets to occasional sporting events or concerts, and other routine gifts.

Any gifts of greater than nominal value or that otherwise exceed the common courtesies associated with ethical business practices could give the appearance of impropriety and must not be accepted. Examples of gifts that are not permitted include vendor-sponsored trips, vacations, luxury leather accessories, electronics or sporting equipment. Cash and/or loans of any amount are strictly prohibited at all times.

These same standards apply to associates of all levels within the company. If there is any question as to whether or not the value of an offered gift is more than nominal, consult with your Manager or HR.

Code of Conduct - Conflict of Interest:

In line with Avon’s Code of Conduct and Ethics, employees have an obligation to act in the best interest of the Avon. Conflicts of interest are prohibited, which means that no employee should place himself or herself in a situation in which personal interest might conflict with the interest of the Avon. A breach of these rules may lead to disciplinary action.

A “conflict of interest” occurs when an associate’s private or family interest interferes in any way, or even appears to interfere, with the interest of the Avon. A conflict of interest can arise when an associate takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively.

Code of Conduct - Other Interests:
You should not engage directly or indirectly in any business or employment if, in the reasonable opinion of the Company, this work may have an adverse effect upon the performance of your duties for the Avon Group.

Inventions and Improvements:
Any invention, design or improvement upon any existing invention, product or work during the course of your employment will belong to the Company. This includes any computer programme or design whether or not it is capable of patent registered design, design right, database, copyright or any other similar protection, and whether you made or discovered it alone or in conjunction with anybody else. You must immediately tell your Line Manager of any such invention or improvement.

If the Company asks you to do so, you must comply with any requests that it makes in order to ensure that the invention or improvement becomes or remains the property of the Company or its nominee.

Confidential Information:
You must not (at any time) either during or at any time after the termination of your employment:
-divulge, disclose or communicate any confidential Information to any person or persons, firm or company other than duly authorised employees of the Company
or
-use any confidential information for your own purposes or for any purposes other than those of the Company.

You must at all times exercise utmost care, attention and discretion in handling any confidential information relating to the Avon Group or personal information relating to an individual of which you are aware.

For the purposes of this clause, confidential information includes any of the below:
-information in whatever form relating to the organisation
-business plans
-finances
-transactions
-terms of business
-marketing strategies
-sales
-customers and prospective customers
-suppliers
-design and manufacturing process
-technical specifications
-private affairs of the Company
-personal information relating to an individual
-other information of a confidential nature

Data Protection and Privacy:
All information within the Avon Group is processed in accordance with the requirements of the Data Protection Act. The Company expects all staff to respect the privacy of other individuals and protection of their personal data. Your offer of employment is subject to you agreeing and signing up to our data privacy terms.

Right to Search:
To help the Company provide a safe environment and
to deter criminal, obscene, pornographic or
defamatory acts. While on Company premises or
while using company equipment, the Company has
the right to carry out:
       -Searches of your person, personal
       belongings and vehicle without notice in
       accordance with Company guidelines.

-Drug, drink and substance checks without
notice, in line with the Misuse of Drugs
and Alcohol policy.
-B32Video surveillance.
-Monitoring of electronic communications
 on private or public lines, such as email.

Failure to comply will lead to disciplinary action and may lead to dismissal.

Key Company Policies:	The following policies are available on the HR website: Grievance Policy Performance Capability Policy Misconduct Policy Sickness Absence Policy
Medical Examinations:
The Company may require a medical report to enable it
to make decisions regarding your employment, e.g. in cases of ill-health. The Company may require you to undergo a medical examination by its medical advisor. In addition, you will be expected to provide the Company’s health professional with information about your medical condition as it may reasonably require. This is in order to ensure your state of health enables the Company to act within both yours and the Company’s best interest.
  You may be asked in specific circumstances to consent
  to the Company contacting your doctor and to his or
  her discussing your medical condition and history with
  us or a doctor nominated by the Company.

Collective Agreement:	There is no collective agreement which directly affects your employment.
Variations to Terms and Conditions:
The Company reserves the right to change the terms
and conditions of your employment from time to time to
take into account Company policy, the needs of the
business and/or new legislation. This may include
implementation of new policies and procedures as they
become necessary to meet the needs of the business.

Reasonable notice will be given when this occurs.

Entire Agreement Governing Law
This agreement and the offer letter constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter. Each party acknowledges that in entering into this agreement it does not rely on and shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement.

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

Jurisdiction
Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation.

I confirm that I agree with the terms and conditions set out in this Contract of Employment and agree to be bound by the rules of the Company and Avon policies:

Name: Miguel Fernandez

/s/ Miguel Fernandez
Signed: _______________________________

Date: __13/6/17_________________________

Signed on Behalf of the Company

Name: _Susan Ormiston__________________

Signed: __/s/ Susan Ormiston_____________

Date: ___12/6/17_________________________